Exhibit 99.1

U.S. Consumer Product Safety Commission – Recall

Recall Date: June 16, 2016

Recall Number: 16-198

Lumber Liquidators Agrees To Not Resume Sales of Inventory of Chinese-Made Laminate Flooring, Continue Comprehensive Testing Program As Part of a Recall to Test

Floors from 1,300 homes tested to date were below remediation guideline level; affected consumers encouraged to request free test kit

WASHINGTON, D.C. - In cooperation with Lumber Liquidators, of Toano, Va., the U.S. Consumer Product Safety Commission (CPSC) is announcing that Lumber Liquidators has agreed to not resume sales of laminate wood flooring previously imported from China. The company also agreed to continue conducting a comprehensive testing program as part of a recall program that affects consumers who purchased Chinese-made laminate flooring from Lumber Liquidators during a three-year period. In homes where the Chinese-made laminate flooring is found to emit elevated levels of formaldehyde, the company will provide any required remediation.

Today’s announcement is not intended to cause consumers to pull up Chinese-made laminate flooring installed in their home. That approach could expose residents to increased formaldehyde levels. Instead, consumers should contact Lumber Liquidators to participate in this testing program.

Out of an abundance of caution, Lumber Liquidators has tested the air quality in more than 17,000 households and has retained third-party certified laboratories to conduct formaldehyde emissions tests for about 1,300 of those consumers’ floors. None of those floors has tested above the remediation guideline.

About 614,000 consumers nationwide purchased Chinese-made laminate flooring through Lumber Liquidators from 2011 through May 2015. Today’s announcement comes after Lumber Liquidators suspended the sale of Chinese-made laminate flooring in May 2015 and announced its decision not to sell about 22 million board feet of this flooring. Any future sale, disposal or transfer of the inventory can only take place with CPSC’s approval.

Lumber Liquidators will continue its voluntary program to test for formaldehyde emissions in consumers’ homes. Lumber Liquidators and the CPSC encourage consumers who purchased Chinese-made laminate flooring from the company from February 2012 through May 2015 to request a badge kit and screening test. There is no cost for the kits.

For consumers found to have elevated levels of formaldehyde in their homes, Lumber Liquidators will contact them for more extensive testing of their laminate flooring. Based on these test results, Lumber Liquidators has agreed to work with consumers to reduce the formaldehyde emissions levels and improve the indoor air quality of the home. If those efforts are unsuccessful, the company will pay for a certified industrial hygienist to examine the home and propose an additional remedy for the homeowner. The additional remedy would be free to the consumer and could involve replacement of the flooring or repairs to the home.

Consumers should immediately contact Lumber Liquidators to request a free testing kit by calling 800-366-4204 between 8:00 a.m. and 9:00 p.m. ET Monday through Friday, between 9:00 a.m. and 7:00 p.m. ET on Saturday, or between 11:00 a.m. through 7:00 p.m. on Sunday; or visit http://www.lumberliquidators.com/ll/testkit.

Investigation Findings

The company’s actions come as CPSC has completed its evaluation of the safety of laminated flooring imported by Lumber Liquidators from China since 2011. Since the spring of 2015, the federal government has dedicated significant resources to determining if the Chinese-manufactured laminate flooring sold by Lumber Liquidators and installed in homes represents a health risk. The flooring was the focus of a 60 Minutes segment in March 2015 alleging that certain boards did not meet current California Air Resources Board standards for formaldehyde emission.

On March 25, 2015, CPSC Chairman Elliot F. Kaye announced that the agency had opened an investigation into the matter. CPSC staff purchased samples of the product and contracted with certified laboratories to test for formaldehyde release from those flooring samples reported by 60 Minutes to have the highest formaldehyde emission. CPSC also requested that the Centers for Disease Control and Prevention’s (CDC) National Center for Environmental Health/Agency for Toxic Substances and Disease Registry (NCEH/ATSDR) evaluate the testing results for possible human health effects from formaldehyde released into indoor air from this China-manufactured laminate flooring. CPSC staff reviewed the ATSDR report and substantially concurred with their findings.

CPSC and ATSDR determined that eye, nose, and throat irritation could occur with the higher formaldehyde emitting flooring samples in certain home environments. Irritation can happen in anyone, but is more likely among children, older adults, and people with respiratory issues, such as asthma or other breathing problems. Very high levels of formaldehyde in homes may also be associated with a small increase in cancer risk.

Some homes may already have high levels of formaldehyde emitted from products other than laminate flooring, such as cabinets, furniture or curtains, or from environmental tobacco smoke.

Lumber Liquidators agreed that its future laminate flooring products will be subject to enhanced supplier controls designed to achieve compliance with California formaldehyde requirements and any future federal requirements for laminate flooring. Currently, Lumber Liquidators’ laminate flooring only comes from North America and Europe.

Where can I get more information?

  If you have questions or concerns about the products used in your home, contact the CPSC Consumer Hotline at 800-638-2772.

  For more information on formaldehyde please visit: www.cpsc.gov/en/Safety-Education/Safety-Guides/Home/

  For more information on sources of formaldehyde and where levels may be higher, visit www.cdc.gov/nceh/formaldehyde

About U.S. CPSC:
The U.S. Consumer Product Safety Commission is charged with protecting the public from unreasonable risks of injury or death associated with the use of thousands of types of consumer products under the agency’s jurisdiction. Deaths, injuries, and property damage from consumer product incidents cost the nation more than $1 trillion annually. CPSC is committed to protecting consumers and families from products that pose a fire, electrical, chemical or mechanical hazard. CPSC’s work to ensure the safety of consumer products - such as toys, cribs, power tools, cigarette lighters and household chemicals – contributed to a decline in the rate of deaths and injuries associated with consumer products over the past 40 years.

Federal law bars any person from selling products subject to a publicly-announced voluntary recall by a manufacturer or a mandatory recall ordered by the Commission.

To report a dangerous product or a product-related injury go online to www.SaferProducts.gov or call CPSC’s Hotline at 800-638-2772 or teletypewriter at 301-595-7054 for the hearing impaired. Consumers can obtain news release and recall information at www.cpsc.gov, on Twitter @USCPSC or by subscribing to CPSC’s free e-mail newsletters.

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